The Target Portfolio Trust
For the annual period ended 10/31/11
File number 811-07064


					SUB-ITEM 77-0

					EXHIBITS

Transactions Effected Pursuant to Rule 10f-3

I.   Name of Fund:  The Target Portfolio Trust - Target Small
Cap Value Portfolio

1.   Name of Issuer:  Dunkin' Brands Group, Inc.

2.   Date of Purchase:  July 26, 2011

3.   Number of Securities Purchased:  2,000

4.   Dollar Amount of Purchase:  $38,000

5.   Price Per Unit:  $19.00

6.   Name(s) of Underwriter(s) or Dealer(s)
      from whom purchased: Barclays Bank PLC

7. Other Members of the Underwriting Syndicate: JP Morgan Securities LLC, Barclays Capital Inc., Merrill Lynch, Pierce, Fenner & Smith Inc, Goldman, Sachs & Co, Robert W. Baird & Co. Inc., William Blair & Company LLC, Raymond James & Associates, Inc., Stifel Nicolaus & Company, Inc., Wells Fargo Securities, LLC, Moelis & Company LLC, SMBC Nikko Capital Markets Limited, Samuel A. Ramirez & Company, Inc., The Williams Capital Group, L.P.